Exhibit 10.14

TRANSITION AGREEMENT AND GENERAL RELEASE

This Transition Agreement and General Release (this “Agreement”) is being entered into by and between Cambridge Trust Company, a Massachusetts-chartered trust company (the “Company”), Cambridge Bancorp, a Massachusetts corporation (“Cambridge”), and Jennifer A. Pline (“Employee”). The Company, Cambridge and Employee may hereafter be referred to individually as a “Party” or collectively as the “Parties.”

WHEREAS, Employee is currently serving as Executive Vice President and Head of Wealth Management at the Company and a member of the board of directors of Cambridge Trust Charitable Foundation (“Foundation”);

WHEREAS, Employee will be retiring from her employment with the Company on June 30, 2023 or such other date mutually agreed in writing to by the Parties (“Separation Date”), unless the Company terminates Employee’s employment for Cause or Employee voluntarily terminates her employment prior to the Separation Date (the Separation Date or, if applicable, her earlier termination date, is referred to as her “Termination Date”);

WHEREAS, for the period commencing on the date of this Agreement and ending on her Termination Date, referred to herein as the “Transition Period,” the Company and Employee desire that she be engaged with the transition of her duties;

WHEREAS, the Company and Employee are parties to the Company’s standard Employee Proprietary Information and Restrictive Covenants Agreement (the “NDA”);

WHEREAS, Employee participates in the Cambridge Trust Company Executive Deferred Compensation Plan (“DC SERP”) and has executed a supplemental executive retirement agreement (“SERP Agreement” ) in connection with her participation in the DC SERP (collectively referred to herein as the “SERP”);

WHEREAS, the Company and Employee are parties to certain performance share unit agreements and restricted stock unit agreements (collectively the “Equity Incentive Agreements”);

WHEREAS, the Company and Employee are also parties to a Change in Control Severance letter agreement dated April 26, 2019 (“Change in Control Agreement”);

WHEREAS, the purpose of this Agreement is, in part, to memorialize the agreement between the Parties and to resolve any and all claims, disputes and other matters that may exist between them, if any, whether they have been raised or not; and

WHEREAS, Employee acknowledges that she is receiving benefits under the terms of this Agreement that she would not otherwise be entitled to under her existing agreements with the Company, including but not limited to the Equity Incentive Agreements and the SERP.

NOW, THEREFORE, for and in consideration of the mutual promises contained herein, and for other good and sufficient consideration, receipt of which is hereby acknowledged, and intending to be legally bound, the Parties agree as follows:

1.
Transition Period; Separation from Service and Accrued Benefits.

(a)
Employee shall separate from her employment with the Company on the Termination Date.
(b)
In connection with her separation from service, Employee will resign all positions she may have with the Company and its affiliates including any officer positions and any positions on any committees and will resign from the Foundation. Employee agrees to sign separate resignation letters or other evidence of resignation if and as requested by the Company or Cambridge.
(c)
Employee shall continue to serve in her current capacity until the Termination Date. During the Transition Period, Employee shall diligently work to transition her knowledge, duties and responsibility to Mr. Denis Sheahan or his designee. Additionally, Employee shall have such other duties as may be reasonably assigned by the Mr. Sheahan from time to time. Employee shall be permitted to work remotely at times as she transitions her duties to Mr. Sheahan, subject to her notification to Mr. Sheahan of her schedule.
(d)
During the Transition Period, Employee shall continue to receive (i) her base salary at her current rate; and (ii) any fringe benefits which are now or may be or become applicable to the Company’s executive employees. For the avoidance of doubt, this shall include a full 2022 SERP Contribution, as long as she remains employed through December 31, 2022.
(e)
Employee understands that whether or not Employee executes this Agreement and to the extent not already paid or provided: (i) Employee shall receive her current base salary through her Termination Date; (ii) Employee shall receive a cash payment equal to her accrued and unused vacation leave as of her Termination Date, subject to the terms and limits of the Company policy; (iii) Employee shall be entitled to any fully vested and non-forfeitable benefits under the terms and conditions of applicable benefit plans or programs as of her Termination Date; (iv) Employee shall be entitled to elect, at her expense, continuation of medical and dental insurance following her separation from service to the extent Employee is eligible under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) or similar law, and to convert any other insurance to an individual policy(ies) at Employee’s expense to the extent Employee has such right under the terms of the applicable insurance plan(s); and (v) Employee shall be reimbursed for approved expenses that Employee has submitted in Employee’s final expense report, if any, and that the Company determines are reimbursable under applicable Company policies and procedures, and Employee acknowledges that the Company does not owe her any other expense reimbursements. Employee’s final expense report must be submitted to the Company within three (3) business days following her separation from service.

As of her Termination Date, all salary payments to Employee will cease and any benefits Employee had as of her Termination Date under Company or Cambridge provided benefit plans, programs, or practices will terminate, except as required by federal or state law or as otherwise specifically set forth in this Agreement. Other than the accrued obligations noted above, Employee will not be eligible for, nor shall she have a right to receive, any payments or benefits from the Company following her separation from service, other than as set forth in the Equity Incentive Agreements, the SERP and any tax-qualified plan sponsored by Cambridge or the Company in which the Employee is a participant as of her separation from service with the Company.

The Change in Control Agreement will terminate on the Termination Date.

2.
Post-Employment Benefits.

In exchange for Employee executing, delivering and not revoking this Agreement and the Supplemental Release attached as Exhibit A and Employee not breaching their terms, including not having voluntarily resigned or been terminated for Cause (as defined below) by the Company prior to the

Separation Date and continued compliance with the Restrictive Covenants (as defined in Section 7 herein), Employee shall be provided with the following benefits:

(a)
The Company shall pay Employee a lump sum cash payment equal to $462,584 subject to applicable withholdings, payable on the Company’s first regularly scheduled payroll date that falls at least five (5) business days following the effective date of the Supplemental Release (as defined in Section 15 below).
(b)
Employee shall not be granted any short or long term incentive awards for the 2023 calendar year.

Employee acknowledges and agrees that the payments and benefits referred to in Section 1(e) of this Agreement represent all compensation and benefits due and owing to Employee as a result of Employee’s service with the Company, Cambridge and the Foundation. Employee further agrees that the additional benefits referred to in this Section 2 are consideration for Employee’s promises contained in this Agreement and that the additional benefits are above and beyond any wages, salary, or other sums or benefits to which Employee is entitled from the Company, Cambridge and/or the Foundation under the terms of Employee’s employment or any other source of entitlement.

(c)
Employee’s termination of employment shall be deemed a termination other than for Cause under the terms of the Equity Incentive Agreements.

For purposes of this Agreement, “Cause” shall have the meaning set forth in the SERP Agreement. For the avoidance of doubt, if the Company chooses to terminate Employee prior to the Separation Date for any other reason than Cause, Employee shall be entitled to all payments and benefits under Sections 1 and 2 of this Agreement as if her employment had continued until the Separation Date and been terminated other than for Cause for purposes of this Agreement.

3.
General Release.

Employee on her own behalf and on the behalf of her agents, heirs, executors, administrators, representatives, attorneys, successors and assigns, hereby releases and forever discharges the Company, Cambridge, the Foundation, and any and all of their respective past, present, or future affiliates, components, sections, entities to whom they provide services, benefit plans, officers, directors, members, employees, agents, counsel, consultants, contractors, successors and assigns (the “Releasees”), from any and all complaints, claims, demands, damages, lawsuits, and causes of action, whether known, unknown or unforeseen, arising out of or in connection with any event, transaction or matter occurring or existing on or before the date of Employee’s execution of this Agreement, which Employee has or may have against any of them for any reason whatsoever in law or in equity, under federal, state, local or other law, whether the same be based upon a statutory, common-law, or administrative claim, contract, tort or other basis, including without limitation any and all claims arising from or relating to her employment or the termination of her employment; any and all claims relating to wages, bonuses, other compensation, expenses, benefits, leave, discrimination, harassment or retaliation or other wrongful conduct; and any and all claims relating to any employment contract, express or implied. Without limiting the generality of the foregoing, this release covers any and all claims under the Civil Rights Acts of 1866 and 1964, the Americans with Disabilities Act, the Equal Pay Act, the Age Discrimination in Employment Act (29 U.S.C. § 621 et seq. (“ADEA”)), Older Workers Benefit Protection Act, the National Labor Relations Act, the Family and Medical Leave Act, the Fair Labor Standards Act, the Employee Retirement Income Security Act, the Massachusetts Fair Employment Practices Act, the Massachusetts Wage Act, the Massachusetts Civil Rights Act, and the Massachusetts Equal Rights Act, all as amended, and any other federal, state or local statutes related to employment. This release covers both claims Employee knows about and those Employee may not know about, but it does not waive or release any claims or rights that arise after Employee executes this Agreement. Employee agrees, without limiting the generality of the above release, not to file any claim or lawsuit seeking monetary recovery or other relief for Employee based on any claims that are lawfully released in this Agreement, and Employee represents and warrants that no such claims are pending. Employee further hereby irrevocably and unconditionally waives any and all rights to recover, and will not accept, any monetary or other relief for Employee concerning the claims that are lawfully released in this Section. Notwithstanding the foregoing, Employee are not releasing (a) any right to enforce this Agreement (b) any claims for unemployment compensation, workers compensation benefits or other rights or claims that may not be released by this Agreement as a matter of law.

Notwithstanding the generality of the foregoing Release, nothing herein constitutes a release or waiver by Employee of, or prevents Employee from making or asserting: (i) any claim or right Employee may have under COBRA; (ii) any claim or right Employee may have for unemployment insurance or workers’ compensation benefits (other than for retaliation under workers’ compensation laws); (iii) any claim to vested benefits under the written terms of a qualified defined benefit or defined contribution employee pension plan, non-qualified deferred compensation plan or equity incentive plan in which Employee participated in as of her Termination Date; (iv) any claim for indemnity under the Company’s certificate of incorporation and bylaws or to coverage under any directors’ and officers’ insurance policies; (v) any medical claim incurred during Employee’s employment that is payable under applicable medical plans or an employer-insured liability plan; (vi) any claim or right that may arise after the execution of this Agreement; (vii) any claim or right that is not otherwise able to be waived under applicable law.

In addition, nothing herein shall prevent Employee from filing a charge or complaint with the Equal Employment Opportunity Commission (“EEOC”) or similar federal or state fair employment practices agency or interfere with Employee’s ability to participate in any investigation or proceeding conducted by such agency; provided, however, that Employee hereby waives any right to recover monetary damages or any other form of personal relief from the Releasees to the extent any such charge, complaint, investigation or proceeding asserts a claim subject to the release in this Agreement.

4.
No Admission. The Parties agree that nothing contained in this Agreement shall constitute or be treated as an admission of liability or wrongdoing by either of them or any of the other Releasees.
5.
Confidential and/or Proprietary Information. Employee acknowledge that during employment, Employee learned and came into contact with certain confidential and/or proprietary information and trade secrets of the Company, Cambridge, and their respective affiliates and subsidiaries (collectively, “Confidential Information”). Employee acknowledges that Confidential Information includes, without limitation, trade secrets, client lists and information, personnel information, financial data, long range or short range plans, or other data and information concerning the Company or its affairs that the Company has not previously disclosed to the public, and any confidential information of others provided to the Company. Confidential Information includes information in any form, whether tangible or intangible, including without limitation all notes, records, drawings, handbooks, manuals, policies, contracts, memoranda, other documents, software, electronic files, discs, drives, other electronic data and tapes. Employee agrees that Confidential Information is and shall remain the exclusive property of the Company, and Employee shall not disclose to any person or entity, use for her own benefit, copy, or make notes of any Confidential Information, except as and only to the extent expressly authorized by an officer of the Company, in writing.
6.
Return of Information and Property. No later than the Separation Date, or earlier upon the request of the Company, Employee agrees to promptly return and represent she has returned to the Company all information, property, and supplies belonging to the Company, including without limitation any keys, laptop, computer and related equipment, cell phone, security card, corporate credit card, and the originals and all copies of all files, materials, or documents (whether in tangible or electronic form) containing proprietary or Confidential Information or otherwise relating to the Company’s business, as well as any log-in credentials needed to access websites or accounts relating to the Company’s business.

7.
Restrictive Covenants. Employee agrees that she remains subject to the terms of the restrictive covenants in the NDA as well as any other restrictive covenants and agreements entered into in connection with Employee’s equity awards and SERP benefits (the “Restrictive Covenants”) and that all such Restrictive Covenants survive Employee’s termination of employment.
8.
Communications Plan. The Company, Cambridge, the Foundation and Employee will collaborate on a communication plan to team members, customers and other stakeholders to reinforce a smooth transition following Employee’s retirement.
9.
Non-disparagement. Employee agrees that she will not knowingly make any oral or written statement or take any other action that disparages or criticizes the Company, Cambridge, their employees, directors, or management practices, that damages or could damage the Company’s good reputation, or that impairs its normal operations. Employee understands that this non-disparagement provision does not apply on occasions when she is subpoenaed or ordered by a court or other governmental authority to testify or give evidence and must, of course, respond truthfully; to conduct otherwise protected by the Sarbanes-Oxley Act; or to conduct or testimony in the context of enforcing the terms of this Agreement or other rights, powers, privileges, or claims not released by this Agreement. Employee also understands that the foregoing non-disparagement provision does not apply on occasions when Employee provides truthful information in good faith to any federal, state, or local governmental body, agency, or official investigating an alleged violation of any antidiscrimination or other employment-related law or otherwise gathering information or evidence pursuant to any official investigation, hearing, trial, or proceeding. Nothing in this non-disparagement provision is intended in any way to intimidate, coerce, deter, persuade, or compensate Employee with respect to providing, withholding, or restricting any communication whatsoever to the extent prohibited under 18 U.S.C. §§ 201, 1503, or 1512 or under any similar or related provision of state or federal law. In addition, nothing in this provision is intended to require Employee to provide notice to the Company or its attorneys before reporting any possible violations of federal law or regulation to any governmental agency or entity (“Whistleblower Disclosures”), and Employee is not required to notify the Company or its attorneys that Employee has made any such Whistleblower Disclosures. Employee understands that the foregoing does not apply to discussions and information Employee provides to her attorney, immediate family members, or financial advisors, all of whom Employee agrees to instruct to keep discussions and information confidential and or to make disclosures only as required by law The Company agrees that it will notify its Board of Directors and Senior Executives not to knowingly make any oral or written statement or take any other action that disparages the Employee
10.
Rights Not Subject to Limitation. Notwithstanding Sections 3, 5, and 9 or any other provision of this Agreement, this Agreement does not limit any right Employee or the Company may have: (a) to provide any information in response to a valid subpoena, court order, other legal process or as otherwise required to be provided by law; (b) to participate in an investigation or proceeding conducted by a federal, state or local government agency (collectively “Government Agency”) authorized to enforce or administer laws within the Agency’s jurisdiction, including any laws against unlawful conduct, including discrimination, or to otherwise provide information to or file a charge with such a Government Agency; (c) receive a reward paid by the Securities and Exchange Commission for providing information; or (d) to exercise any other right to the extent such right as a matter of law may not be limited by this Agreement; provided that Section 3 of this Agreement does waive any right of Employee to seek, recover or accept any monetary payments or other individual relief connected to any Government Agency proceeding or any other action related to claims that are lawfully released in this Agreement. Employee acknowledges that pursuant to 18 U.S.C. § 1833(b), an individual may not be held liable under any criminal or civil federal or state trade secret law for disclosure of a trade secret: (i) made in confidence to a government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Additionally, an individual suing an employer for retaliation based on the reporting of a suspected violation of law may disclose a trade secret to his or her attorney and use the trade secret information in the court proceeding, so long as any document containing the trade secret is filed under seal and the individual does not disclose the trade secret except pursuant to court order.
11.
Acknowledgment and Affirmations.
(d)
Employee affirms that Employee has not filed, caused to be filed, or presently is a party to any claim against Releasees (excepting any Whistleblower Disclosures that Employee is not legally required to disclose).
(e)
Employee also affirms that Employee has received all compensation, wages, bonuses, commissions, and/or benefits which are due and payable as of the date Employee signs this Agreement.
(f)
Employee acknowledges that Section 3 of this Agreement contains a release of any and all claims Employee may have under the Massachusetts Wage Act through the date that Employee signs this Agreement and then again through the effective date of the Supplemental Release and that this Agreement is intended to resolve any and all disputes related to wages, commissions, or other compensation.
(g)
Employee affirms that Employee has been granted any leave to which Employee was entitled from Employer under the Family and Medical Leave Act or related state or local leave or disability accommodation laws.
(h)
Employee further affirms that Employee has no known workplace injuries or occupational diseases.
(i)
Employee also affirms that Employee has not misappropriated or improperly disclosed any financial, proprietary or confidential information of Employer and will continue to maintain the confidentiality of such information consistent with Employer’s policies, Employee’s agreement(s) with Employer and/or any applicable common law. This Agreement does not limit Employee from providing any documents to the U.S. Securities and Exchange Commission as part of a whistleblower action and/or a report of possible violations of any federal securities law.
(j)
Employee further affirms that Employee has not been retaliated against for reporting any allegations of wrongdoing by Employer, its officers or any other Releasees identified in this Agreement, including any allegations of corporate fraud.
12.
Consideration Period. Since Employee is 40 years of age or older, she is hereby informed that she has or may have specific rights and/or claims under the ADEA.
(k)
Employee acknowledges that she has been given at least twenty-one (21) days to consider this Transition Agreement, and that she is advised to consult with an attorney of her own choosing prior to signing this Transition Agreement. If Employee wishes to accept the terms of this Agreement, she must sign and return the Agreement to Pilar Pueyo via email at pilar.pueyo@cambridgetrust.com or by overnight delivery to Ms. Pueyo at 78 Blanchard Road, 4th Floor, Burlington, MA 02451.
(l)
Employee is hereby advised that she may revoke this Agreement for a period of seven (7) days after she signs it, and the release provided in Section 3 shall not be effective or enforceable until the expiration of such seven (7) day revocation period. The twenty-one (21) day review period will not be affected or extended by any revisions, whether material or immaterial, that have been, or in the future might be, made to this Transition Agreement.
(m)
Employee understands that any rights or claims under the ADEA which may arise after the date this Transition Agreement is executed are not waived by her.

(n)
Employee acknowledges that she has carefully read and fully understands all of the provisions of this Transition Agreement, and she knowingly and voluntarily agrees to all of the terms set forth in this Transition Agreement.
(o)
In entering into this Transition Agreement, Employee is not relying on any representation, promise or inducement made by the Releasees or their attorneys with the exception of those promises described in this document.
(p)
If Employee signs this Agreement prior to the end of the twenty-one day period, she has done so voluntarily; and has seven (7) calendar days after executing this Agreement to revoke it by providing written notice of revocation either via email to Pilar Pueyo at pilar.pueyo@cambridgetrust.com or by overnight delivery to Ms. Pueyo at 78 Blanchard Road, 4th Floor, Burlington, MA 02451 no later than 11:59 p.m. on the seventh (7th) calendar date after Employee has signed this Agreement. Employee further understands that if she revokes the Agreement, it shall be null and void and of no force or effect on either Employee or the Company. This Agreement is not effective or enforceable until after the seven (7)-day period expires without revocation (the “Effective Date”), and the Company’s promises under this Agreement will arise only after this time. Further, as detailed in Section 15 below, the Company’s obligation to provide Employee with the benefits described in Section 2 of this Agreement will arise only after the Supplemental Release is effective.
13.
Additional Provisions.
(q)
The Parties represent and acknowledge that in executing this Agreement they do not rely and have not relied upon any representation or statement, other than those contained in this Agreement, made by the other Party or their respective agents, representatives or attorneys with regard to the subject matter, basis or effect of this Agreement or otherwise. This Agreement contains the entire agreement between the Parties relating to the subject matter of this Agreement and may not be altered or amended except by an instrument in writing signed by both Parties.
(r)
Neither the waiver by either Party of a breach of or default under any of the provisions of this Agreement, nor the failure of such Party, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder shall be construed as a waiver of any subsequent breach or default of a similar nature, or as a waiver of any provisions, rights or privileges hereunder. If any part, term or provision of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, unenforceable or otherwise in conflict with law, the validity of the remaining parts, terms or provisions shall not be affected, provided that if a court finds that the release language is unenforceable, the Parties shall, in good faith, rewrite (or, if they cannot agree, ask the court to rewrite) the offending language to cure the defect in a reasonable manner that maintains the intended status quo as closely as possible. This Agreement shall extend to, be binding upon, and inure to the benefit of the Parties, and their respective successors, heirs, and assigns, provided that this Agreement may not be assigned by Employee without the Company’s written consent.
(s)
This Agreement shall be governed and conformed in accordance with the laws of the Commonwealth of Massachusetts. In the event of a breach of any provision of this Agreement, either party may institute an action specifically to enforce any term or terms of this Agreement and/or to seek any damages for the breach. Should any provision of this Agreement be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, excluding the general release language, such provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect. If the general release language is found to be illegal or unenforceable, Employee agrees to execute a binding replacement release.

(t)
This Agreement may be executed electronically and may be executed in counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same written agreement, which shall be binding and effective as to all Parties.
14.
Section 409A. It is intended that all payments made under the terms of this Transition Agreement come within exceptions to Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) as short-term deferrals or as payments of separation pay upon an involuntary separation of service. The Transition Agreement and all related documents shall be interpreted and administered in accordance with that intention. However, if any amount payable under this Transition Agreement is determined to be subject to Section 409A then such payments shall be administered in accordance with Section 409A, provided that the Company and Cambridge shall not be liable for any failures under this Section 12 that result in any taxes or other amounts due under the terms of Section 409A. Each payment under this Agreement shall be considered a separate payment for purposes of Section 409A. To the extent that any payment or benefit described in this Transition Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the Employee’s termination of employment, then such payments or benefits shall be payable only upon the Employee’s “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A 1(h). To the extent any amount subject to Section 409A is to be paid or provided to the Employee in connection with a separation from service at a time when she is considered a specified employee within the meaning of Section 409A then such payment shall not be made until the date that is six months and one day following such separation from service, or in a lump sum upon her earlier death.
15.
Supplemental Release. In consideration of the payments described in Section 2, Employee agrees to sign and return to Pilar Pueyo at pilar.pueyo@cambridgetrust.com or by overnight delivery to Ms. Pueyo at 78 Blanchard Road, 4th Floor, Burlington, MA 02451 the Supplemental Release Agreement attached hereto as Exhibit A on her Termination Date. Employee agrees that the Company may delay payment of payments due and payable to Employee after her Termination Date until after the effective date of the Supplemental Release.

IN WITNESS HEREOF, THE PARTIES HAVE AGREED AND AFFIXED THEIR SIGNATURES BELOW:

CAMBRIDGE TRUST COMPANY

By: /s/ Pilar Pueyo	Date: 12/30/2022

CAMBRIDGE BANCORP

By: /s/ Michael Carotenuto	Date: 12/30/2022

EMPLOYEE

/s/ Jennifer A. Pline	Date: 12/30/2022
Jennifer A. Pline